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                                    EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

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                            STOCK PURCHASE AGREEMENT

                         STOCK OF BERWYN HOLDINGS, INC.

                        DAWCIN INTERNATIONAL CORPORATION

                                       TO

                        CENTURY FINANCIAL SERVICES, INC.


                                                           JANUARY 24, 1997

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                                   AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, is entered into this day of January, 1997, by and between Dawcin International Corporation, a New York Corporation ("Dawcin"), and Century Financial Services, Inc., a Delaware Corporation, or its assigns ("Century"), and

     WHEREAS, Berwyn Holdings, Inc. ("Berwyn"), is a Delaware Corporation whose stock is wholly owned by Dawcin, a public corporation, and

     WHEREAS, Dawcin desires to sell and Century desires to purchase the entirety of the stock of Berwyn,

     THEREFORE, for valuable consideration in hand paid, the parties agree to the following terms, conditions and covenants:

                               W I T N E S S E T H

     In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.0  Purchase and Sale of Stock

     1.1 Century agrees to purchase and Dawcin agrees to sell and transfer One Hundred (100%) percent of its stock in Berwyn

2.0  Purchase Price; Assumption of Liabilities

     2.1 Purchase Price. As consideration for the sale of stock, Century agrees to pay to Dawcin a sum equal to fifty (50%) percent of the "net profits" as hereinafter defined, from all currently existing accounts for as long as such accounts continue to contract with Berwyn or any successor entity to Berwyn. A list of the existing accounts is identified on Schedule 2.1 attached hereto and incorporated herein by reference.

     2.2 .Additional Compensation As additional compensation, Century will pay Dawcin a sum equal to fifty (50%) percent of the "net profits" from each new account originating from an existing client contract, from the clients listed in Schedule 2.1, said compensation shall continue for so long as the originating account and/or new account continues in its contract.

     2.3 Frequency of Payments. Dawcin shall receive payment on a quarterly basis commencing March 31, 1997.

     2.4 Collateral Compensation. Dawcin and Century agree that as further consideration

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          for this transaction, Century shall give Dawcin an agreement whereby
          Dawcin will act as an independent new account agent for Berwyn and Dawcin will be compensated for new business generated. Century and Dawcin agree that the amount of compensation shall be mutually agreed to by such separate agreement for each new account presented and each agreement shall be executed subsequent to this agreement.

     2.5 Assumption of Liabilities. As part of the purchase price, the parties agree that Century will assume all of the liabilities of Berwyn as identified on Schedule 2.5 attached hereto and incorporated herein by reference. The parties hereto agree that such schedule is supplied by Berwyn and is not a representation of Dawcin. Century has sought its own financial due diligence to confirm such liabilities.

     2.6 Indemnification. Century shall further hold Dawcin harmless and indemnify Dawcin for any liabilities and or claims made upon Dawcin resulting from Century's failure to timely pay any liabilities as listed on the attached Schedule 2.5. Such reimbursement and indemnification shall include Dawcin's costs and legal fees associated with defending such third party claim. Attached hereto as Schedule 2.6 is a list of those liabilities which Dawcin has either guaranteed or entered into on behalf of Berwyn. Schedule 2.6 is incorporated herein by reference.

     2.7 Assumption of Leases. Century shall assume all leases and contracts of Berwyn with no further liability to Dawcin.

3.0  Debt to Dawcin, Manner of Payment

     3.1 Amount. It is agreed to by Century that $668,320.00 is due to Dawcin by Berwyn (the "Dawcin Note") and Century as the new owner of Berwyn shall assume responsibility of such debt. Such debt is evidenced by a Note to be executed by Berwyn simultaneous with the signing of this Agreement. A copy of such Note is attached hereto as Schedule 3.1 as incorporated herein reference.

     3.2 Payment. The debt to Dawcin will bear interest at three (3%) percent for the first twelve (12) months from the date herein and the lesser of six (6%) percent per annum or prime thereafter. Interest on the debt will be calculated on the outstanding principal only and will not be compounded. The interest shall be paid to Dawcin quarterly commencing April 1, 1997 and principal shall be paid annually within thirty (30) days after the end of each calendar year to the extent of fifty (50%) percent of any and all net profits that Berwyn has before taxes and as defined hereinafter. Notwithstanding anything herein, the payments of principal shall commence the earlier the close of the calendar year 2001 or once all payables as outlined in Schedule 2.5 attached hereto are paid in full provided such payables remain as the numbers fixed in the attached Schedule 2.5 and are not to be increased once paid down subsequent

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          to the execution of this agreement.

4.0  Post closing Adjustments

     4.1 The parties hereto agree that there shall be no post closing adjustments and Century, as part of its Assumption of Liabilities as outlined supra, shall also assume without pro-ration all the standard overhead operating costs of Berwyn including, but not limited to payroll, taxes, vacation pay, insurance.

5.0  Right of Audit

     5.1 Dawcin shall have the absolute right upon fourteen (14) days notice to perform an audit of the books and records of Berwyn to determine if Dawcin is being paid the correct amount as outlined in Articles 2 and 3 of this Agreement. In the event an audit results in a determination that there was an error in payment to Dawcin of more than ten (10%) percent then the reasonable cost of such audit and any reasonable legal costs to Dawcin shall be paid by Century.

6.0  Taxes

     6.1 Any sales tax and/or bulk sales due as a result of this transaction shall be the responsibility of Century.

7.0  Closing

     7.1 Time and place of the closing. The closing of the sale of stock to Century from Dawcin shall take place at the office of Berwyn Holdings, Inc., 1001 Jefferson Plaza, Wilmington, Delaware 19801 at a.m. local time on January , 1997. Closing may take place by facsimile transmission and in counterparts provided originals are sent via U.S. mail or overnight mail following the closing.

     7.2 Procedure at Closing. At the closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

          7.2.1 The Purchaser, Century shall deliver to the Seller, Dawcin, resolutions authorizing the purchaser of the stock in Berwyn under the conditions set forth in this Agreement.

          7.2.2. The Seller, Dawcin, shall deliver to the Purchaser, Century, resolutions authorizing the sale of stock in Berwyn under the conditions set forth in this Agreement.

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          7.2.3. Purchaser shall deliver an executed promissory note as set forth in Article 3.1

          7.2.4. Seller shall deliver the stock in Berwyn along with stock powers duly executed.

          7.2.5. Purchaser and Seller shall execute and deliver a cross receipt acknowledging receipt from the other respectively of the stock and purchase price.

8.0. Representations of Seller

     In order to induce Century to enter into this Agreement and to contemplate the transactions contemplated hereunder, the Seller, Dawcin makes the following representations:

     8.1 Organization, Power and Authority of the Seller. The Seller is a corporation duly organized and legally existing in good standing under the laws of its state of incorporation and has full corporate power and authority (i) to enter into this Agreement and to sell, convey, transfer, assign and deliver the stock of Berwyn as provided herein; and (ii) to carry out the other transactions and agreements contemplated hereby. Without limiting the generality of the foregoing, the board of directors of Seller have duly authorized the execution, delivery and performance of this Agreement by Seller.

     8.2 Stock of Berwyn. Seller is the holder of record (and beneficial owner) of all the shares of capital stock of Berwyn. There are no outstanding warrants, options, rights, contracts, or agreements of any kind to acquire from any such record holder or beneficial owner any such shares of capital stock.

     8.3 Financial Statements of Berwyn. Seller makes no representations as to the financial condition of Berwyn and Purchaser, Century is relying solely upon their own audit procedure and due diligence investigation.

9.0  Representations of the Purchaser

     In order to induce the Seller to enter into this Agreement and to consummate this transactions contemplated hereunder, Century makes the following representations and warranties:

     9.1 Organization, Power and Authority of Century. Century is a corporation duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority (i) to enter into this Agreement and to purchase the stock of Berwyn as provided herein; and (ii) to carry out the other transactions and agreements contemplated hereby. Without limiting the generality of the foregoing, the board of directors of Seller have duly authorized the execution, delivery and performance of this Agreement by Seller.

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     9.2  Century's Indemnification Obligation. Century hereby agrees to indemnify and hold harmless the Seller in respect of, and defined with counsel of Seller's choice, any cost, charge, expense, fee or claim arising out of the failure of Century to pay or discharge in full any of the Assumed Liabilities.

     9.3 Due Diligence. Purchaser has conducted its own financial and legal due diligence investigation and is not relying upon any representations of Seller in completing this transaction.

10.0 Litigation.

     10.1 Dawcin represents to Century that Berwyn is currently in litigation or have completed litigation with liability on the matters set forth on
          Schedule 10.1 attached hereto and incorporated by reference.

11.0 Execution of Further Documents

     11.1 From and after the Closing, upon the reasonable request of Century or Dawcin, the Seller and Purchaser shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney, and assurances as may be required to convey and transfer to vest and vest in Century and protects its right, title and interest in all of the stock and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

12.0 Definitions

   12.1.1 Net Profit. Net profits shall be calculated by taking the gross income of all Berwyn accounts and deducting the direct costs associated with servicing Berwyn accounts. Gross income and direct costs will be allocated on a percentage of total account basis. There shall be no "non cash" charges such as depreciation. There shall be no corporate or parent company charge backs from Century or any affiliate, subsidiary or other entity in Century's control associated with these particular accounts and there shall be no charges for income taxes or payment of past or overdue debts showing on the Berwyn books at the time of this transaction.

   12.1.2 Interest. There shall be no cost charge to these accounts of interest expense on the Dawcin debt until the principal amount due Dawcin is paid down by $50,000.00.

13.0 Brokers Commissions

     13.1 Purchaser represents that they have not dealt with any broker in connection with this transaction and shall indemnify Seller for any commissions claimed and due as a result of any Broker dealing by Purchaser.

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14.0  Amendment and Modification

     14.1 The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon them in writing.

15.0 Binding Effect

     15.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. The Seller may assign their rights under this Agreement without the prior written consent of Century, Century may assign any or all of its rights under this Agreement at any time without the consent of any other party hereto.

16.0 Entire Agreement

     16.1 This instrument and the exhibits and schedules attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the stock and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof, except that the post-termination and indemnification provisions will survive in accordance with their terms. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

17.0 Headings

     17.1 The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.0 Notices

     18.1 Any notices, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be sent by Federal Express or other reliable carrier, transmitted by fax, personally delivered or mailed by certified or registered mail.

19.0 Schedules

     19.1 It is agreed that all schedules are supplied by Berwyn and Century is not relying upon any representations of Dawcin as to these schedules.

20.0 Miscellaneous

     20.1 Prior Name. The parties understand that the Seller, Dawcin was previously known

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          as Command Credit Corporation.

     20.2 Venue. The parties hereto agree that in the event of a dispute between Purchaser and Seller, the court of jurisdiction shall be the Supreme Court of the State of New York, County of Nassau.

     SIGNED, SEALED AND AGREED on the date first set forth above, by:

DAWCIN INTERNATIONAL CORPORATION            CENTURY FINANCIAL SERVICES, INC.


/s/ William Lucas                           /s/ Douglas Baetz
-------------------------------             -----------------------------------
By: William Lucas, President                By: Douglas Baetz, President

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State of Florida    )
                    ) ss.:
County of Broward   )

     On the day of January 24, 1997, before me personally appeared Douglas Baetz, to me known and known to me to be the person who executed the above instrument; who being duly sworn by me, did for himself depose and say that his the President of Century Financial Services, Inc. and that he executed the foregoing instrument; and that he had the authority to sign the same, and he did duly acknowledge to me that he executed the same as the act and deed of said form for the uses and purposes mentioned therein.

                              /s/ Michael Mansuelo
[SEAL]                        -----------------------------
                                      Notary Public

State of New York     )
                      ) ss.:
County of Nassau      )

     On the day of January __, 1997, before me personally appeared William Lucas, to me known and known to me to be the person who executed the above instrument; who being duly sworn by me, did for himself depose and say that his the President of Dawcin International Corp. and that he executed the foregoing instrument; and that he had the authority to sign the same, and he did duly acknowledge to me that he executed the same as the act and deed of said form for the uses and purposes mentioned therein.


                              -----------------------------
                                      Notary Public

                                      8

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                              CORPORATE RESOLUTION

At a meeting of the Board of Directors of Century Financial Services, Inc., conducted by telephonic communication, a quorum thereof having been present, and thereat a motion having been made, seconded and caused, the following resolution was adopted by an affirmative vote of the Directors therein present:

RESOLVED, that Douglas R. Baetz as Chief Executive Officer of Century Financial Services, Inc., be authorized to approve, authorize and cause the sale of Berwyn Holdings, a one hundred percent owned subsidiary of Dawcin. Mr. Baetz was granted the authority to sign the documentation necessary to conclude this transaction.

Dated:  January 20, 1997
                                          /s/ [ILLEGIBLE]
                                          ------------------------------
                                          Corporate Secretary

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            SCHEDULE 2.1 - PURCHASE PRICE; ASSUMPTION OF LIABILITIES

Existing Clients of Berwyn Holdings, Inc.

1.    European American Bank
2.    Wawel Savings Bank, SLA
3.    CorTrust Bank
4.    Fleet Bank
5.    Student Finance Corporation

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                    SCHEDULE 2.5 - ASSUMPTION OF LIABILITIES

The attached is a list of account payables as aged. To this must be added various other corporate obligations including, but not limited to the Baker/Politzer Note, the Dawcin Note, the Beneficial Bank and any unpaid taxes.

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               SCHEDULE 3.1 - DEBT TO DAWCIN; MANNER OF PAYMENT

     See attached note to be executed simultaneous with the signing of this Agreement.

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                          SCHEDULE 10.1 - LITIGATION

     Baker/Politzer v. Berwyn:

     This matter involves a claim by Plaintiffs against Berwyn and settled by continued payments to Plaintiffs in the amount of $5,000.00/monthly through August 1997. Judgment was confessed in the full amount in event of default. At this time, there is a default.

     Beneficial Bank v. Berwyn - Default judgment - Court appearance February 7, 1997

     This is an action on a note and has gone into default judgment.

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                        SCHEDULE 2.6 - INDEMNIFICATION

     Beneficial Bank Note - currently in default - court appearance on February 7, 1997

     Baker/Politzer Note

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                             CORPORATE RESOLUTION

At a meeting of the Board of Directors of Command Credit Corporation conducted by telephonic communication, a quorum thereof having been present, and thereat a motion having been made, seconded and caused, the following resolution was adopted by an affirmative vote of the Directors therein present:

RESOLVED, that William G. Lucas as Chairman and Chief Executive Officer of Dawcin International Corp. (formerly known as Command Credit Corporation) be authorized to approve, authorize and cause the sale of Berwyn Holdings, a one hundred percent owned subsidiary of Dawcin, to Century Financial Services, Inc. Mr. Lucas was granted the authority to sign the documentation necessary to conclude this transaction.

Dated: January 20, 1997
                                          /s/ Lisa J. Vota
                                          ------------------------------
                                          Corporate Secretary
(Corporate Seal)

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$668,320.00                                                    January 24, 1997

                                PROMISSORY NOTE

     FOR VALUE RECEIVED, Berwyn Holdings, Inc.("Maker") at 1001 Jefferson Plaza, Wilmington, Delaware 19801 promises to pay to the order of Dawcin International Corp. or its assignees ("Payee") at 100 Garden City Plaza, Garden City, New York 11530 the principal sum of Six Hundred Sixty-Eight Thousand Three Hundred Twenty ($668,320.00) Dollars as follows:

     Interest only payable quarterly at three (3%) percent per annum on the original principal amount commencing from the date herein with the first interest payment due three (3) months subsequent to this date; thereafter commencing twelve (12) months from this date interest only at the lesser of six (6%) percent per annum or prime rate as published by CitiBank New York payable quarterly with the first payment due fifteen (15) months from this date at such six (6%) percent or prime rate as the case may be; principal to be paid annually within thirty (30) days of the close of the calendar year in an amount equal to fifty (50%) percent of all net profits reported by the Maker in accordance with the terms and defined by the terms of a certain stock purchase agreement dated on or about January 23, 1997 between Dawcin International Corporation and Century Financial Services, Inc.

     Interest shall accrue and actually be paid quarterly on the declining principal balance at the rate of six (6%) percent at all times subsequent to twelve (12) months from the date herein.

     Maker defaults in the payment of this Note, Payee may declare this Note due and payable without further notice. In the event of a default by Maker, interest shall accrue on the unpaid principal balance of this Note until repayment in full of the Note at the maximum rate permitted under New York State Law.

     Payee shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

     This instrument shall be governed by and construed according to the laws of the State of New York.

     Whenever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the words "Payee" and "Maker" shall

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be deemed to include the respective heirs, personal representatives, successors and assigns of Payees and Maker.

     If any part of this NOTE is determined to be invalid or unenforceable under New York law, then such part shall specifically NOT create any invalidity for the remaining portion of this NOTE and such remaining portions shall be considered and remain in full force and effect.

     It is intended by the parties hereto that the rate of interest set forth herein does not exceed the maximum rate of interest permitted by the laws of the State of New York pursuant to the general obligations law, Section 5-501 as amended as of this date and the rate as set forth in this document is not intended to be more than the legal rate, anything to the contrary in this loan document notwithstanding. If the rate of interest specified herein exceeds the legal rate of 16% then the interest rate shall be amended to the maximum legal rate, permitted under the law.

     Maker waives grace, notice, demand, presentment for payment, protest, notice of protest and all other notice, filing of suit and diligence in collection of this Note. In the event this Note is not paid when due and is placed in the hands of an attorney for collection, Maker promises to pay all reasonable amounts actually incurred by Payee for court costs and attorneys' fees in connection therewith.

Dated: January 24, 1997                   MAKER

                                          /s/ Harold Hendrickson
                                          -------------------------------
                                          Berwyn Holdings, Inc.
                                          By: Harold Hendrickson
                                          Its: President

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                              CORPORATE RESOLUTION

At a meeting of the Board of Directors of Century Financial Services, Inc., conducted by telephonic communication, a quorum thereof having been present, and thereat a motion having been made, seconded and caused, the following resolution was adopted by an affirmative vote of the Directors therein present:

RESOLVED, that Douglas R. Baetz as Chief Executive Officer of Century Financial Services, Inc., be authorized to approve, authorize and cause the sale of Berwyn Holdings, a one hundred percent owned subsidiary of Dawcin. Mr. Baetz was granted the authority to sign the documentation necessary to conclude this transaction.

Dated:  January 20, 1997
                                          /s/ [ILLEGIBLE]
                                          ------------------------------
                                          Corporate Secretary